Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. ANNOUNCES
OIL AND NATURAL GAS RESERVES AS OF DECEMBER 31, 2006

HOUSTON, TEXAS, January 31, 2007 - Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE:BDE) announced today that Bois d'Arc's total proved oil and natural gas reserves as of December 31, 2006 are estimated at 221 billion cubic feet ("Bcf") of natural gas and 20.4 million barrels of crude oil or 344 Bcf equivalent of natural gas ("Bcfe"), as compared to total proved oil and natural gas reserves as of December 31, 2005 of 323 Bcfe. Natural gas reserves account for 64% of total proved reserves and 80% of the total proved reserves were classified as proved developed at the end of 2006. Bois d'Arc operates 98% of its proved reserve base.

The present value, using a 10% discount rate, of the future net cash flows before income taxes of the Company's estimated proved oil and natural gas reserves at the end of 2006 is approximately $1.3 billion using oil and natural gas prices of $59.28 per barrel for oil and $5.85 per Mcf for natural gas. Such prices were based on the December 31, 2006 market prices, as adjusted for the Company's average basis differentials.

Bois d'Arc replaced 166% of its 2006 production of 31.5 Bcfe through its 2006 acquisition and exploration activities. New discoveries added approximately 45 Bcfe of new proved oil and natural gas reserves and an additional 42 Bcfe of probable reserves. Bois d'Arc also acquired 7 Bcfe of proved reserves in 2006.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".